Exhibit 5.1

April 2, 2026

OS Therapies Incorporated

115 Pullman Crossing Road, Suite 103

Grasonville, Maryland 21638

Ladies and Gentlemen:

We are acting as legal counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 2,505,073 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 1,250,893 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 3,755,966 shares of Common Stock (the “Common Warrants”), (iv) warrants to purchase up to 187,798 shares of Common Stock (the “Placement Agent Warrants”) and (v) up to 5,194,657 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants (the “Warrant Shares” and, collectively with the Shares, Pre-Funded Warrants, Common Warrants and Placement Agent Warrants, the “Securities”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-289443) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 8, 2025 and declared effective by the Commission on August 12, 2025, including the base prospectus, dated August 25, 2025, constituting a part of the Registration Statement, filed by the Company with the Commission pursuant to Rule 424(b)(3) under the Act on August 25, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 31, 2026, filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act on April 2, 2026 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion letter, we have examined (a) the Registration Statement, (b) the Prospectus, (c) the Pre-Funded Warrants, (d) the Common Warrants, (e) the Placement Agent Warrants, (f) the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date, (g) the Amended and Restated Bylaws of the Company, as amended to date, and (h) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Securities. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

April 2, 2026

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

2.	The Pre-Funded Warrants, Common Warrants and the Placement Agent Warrants have been duly authorized by the Company and, when executed and delivered by the Company in the manner contemplated by the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iv) that we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants.

3.	The Warrant Shares have been duly authorized by the Company and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants, as applicable, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

April 2, 2026

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Securities and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP